EXHIBIT 99.3

New York City Department of Finance Contracts AMS to
Operate Parking Violation System

Business Process Outsourcing project will enhance service and effectiveness of revenue collection

FAIRFAX, Va, November 8, 2002 — American Management Systems (NASDAQ: AMSY), a global business and IT consulting firm, today announced it was awarded a $156 million/seven year contract by the New York City Department of Finance (DOF) to operate and maintain the Summons Tracking and Accounts Receivable System (STARS), NYC’s parking violation data processing system. Under the contract, AMS will manage the complete end-to-end NYC parking violation process, while remotely hosting the STARS application. AMS will also support the integration and maintenance of certain other NYC systems. The ultimate goal of the project is to support the complex processes necessary to identify and collect financial obligations to enhance the working environment of the City’s employees, while making it easier and more efficient for organizations and individuals to do business with the City.

“This system helps us realize our goal of leveraging the power of technology to provide world-class service to our citizens,” said Martha E. Stark, Esq., commissioner of the Department of Finance. “From clerks at our more than 400 Neighborhood Payment Centers, to Deputy Sheriffs on the streets, to respondents at home using the Internet to satisfy summonses, New Yorkers can rely on the accuracy and responsiveness of STARS.”

The project will have AMS personnel located both in NYC, and Fairfax, Virginia, perform all software design, development, and maintenance to both STARS and some other NYC systems. In addition, all operational tasks related to STARS will be managed by AMS, including interfacing with a data entry vendor to ensure timely updating of all ticket information; working with the bank responsible for lockbox transactions to ensure daily payment updates; and coordinating with all 51 Departments of Motor Vehicles for timely vehicle owner identification.

“Outsourcing the STARS system, and tapping AMS technical expertise to manage and upgrade other systems, will enable DOF to efficiently and effectively enhance service to its citizens by offering easy and accessible means to deal with financial transactions between themselves and NYC,” said Donna Morea, executive vice president and general manager of AMS Public Sector. “We are proud to have the opportunity to continue the work of the past 15 years supporting the complex processes necessary to identify and collect financial obligations while improving the working environment of the City’s employees.”

The DOF processes nearly 9 million parking tickets annually and is the largest operation of its kind in the United States. These tickets are issued by employees of 14 different City agencies, and generate in excess of $375 million annually in revenue for the City. The current STARS system processes over 200,000 transactions daily, nearly one million new summonses monthly, and generates nearly one million pieces of mail each month.

About AMS

AMS is a $1 billion global business and IT consulting firm whose customers have included 38 state and provincial governments, most federal agencies, and hundreds of companies in the Fortune 500. With deep industry experience and technical know-how in all levels of government and throughout the private sector, the company delivers results that measurably impact business performance and the relationship between an organization and its customers. Founded in 1970, AMS is headquartered in Fairfax, Va. with 47 offices worldwide. The company is traded on the NASDAQ under the symbol AMSY. For detailed information about AMS, visit www.ams.com.

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “intends” and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks in project delivery and staffing, risk of revenues not being realized when expected, risk of increased competition in the markets, and the effects of economic uncertainty on client expenditures as well as other factors described in item 7 of AMS’s Annual Report on Form 10-K for the year ended 2001. The Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s (estimates or) views as of any subsequent date.

Contacts: Matt Guilfoyle
AMS
(703) 267-2239
matt.guilfoyle@ams.com

Ken Jones
AMS
(703) 449-2089
ken.jones@ams.com